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                  AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated September 1,
2002 (the "Effective Date") by and between PLANETRX.COM, INC., a Delaware corporation (the "Company" or "Paragon"), and Paul Danner, (the "Executive").

                  WHEREAS, the Company and the Executive entered into an employment agreement as of June 1, 2002 (the "Original Employment Agreement") which set forth the terms under which the Executive shall be employed by of the Company and upon which the Company shall compensate the Executive;

                  WHEREAS, the Company and the Executive desire to amend and restate the Agreement in its entirety, effective as of the Effective Date, upon the terms and conditions hereof.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto have agreed, and do hereby agree, as follows:

         1.       EMPLOYMENT; TERM

                  The Company will employ the Executive in its business, and the Executive will work for the Company therein, as the Company's Chairman of the Board of Directors for a term commencing as of the Effective Date and terminating on August 31, 2005 (the "Employment Period"). The Company may terminate such employment at any time for "cause". As used in this Agreement, "cause" shall include, but not necessarily be limited to, the Executive's commission of any act in the performance of his duties constituting common law fraud, a felony or other gross malfeasance of duty, any misrepresentation or breach of any covenant on the Executive's part herein set forth, violation of federal or state securities laws, rules or regulations or violation of NASDAQ or other stock exchange rules or regulations for which the Executive is found guilty or liable or he agrees to pay fines or suffer sanctions or injunctive relief whether or not he is found to be guilty or liable, or the Executive's engagement in misconduct or activities which is materially injurious to the Company or its subsidiaries or which brings the Company or its subsidiaries and/or the Company's Board of Directors into disrepute.

         2.       DUTIES

                  2.1 During the Employment Period, Executive shall serve as the Company's Chairman of the Board of Directors. As Chairman of the Board of Directors of the Company, Executive shall generally promote the interests of the Company in accordance with the parameters set forth herein, and participate with other directors, as well as with members of management of the Company to analyze and develop the Company's business plans and strategies, including the identification and acquisition of suitable business entities. He is authorized to execute any reports, statements or documents which the Company files with the Securities and Exchange Commission, any state securities agency, self regulatory organization or stock exchange.



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                  2.2 The Executive may in his discretion, perform his duties hereunder via telephone, telecopier or e-mail from any location, or in person at the Company's offices in which shall be located at a yet to be determined address in or near Ponte Vedra Beach, Florida.

         3.       DEVOTION OF TIME

                  3.1 During the Employment Period, the Executive shall devote his best efforts, abilities, knowledge and experience to the faithful performance of the duties, responsibilities and authorizes within the scope of the parameters sated below. Notwithstanding the preceding, the Executive shall not take part in activities detrimental to the best interests of the Company, nor which shall prevent the Executive from fulfilling his obligations to the Company hereunder.

                  3.2 The Company acknowledges that the Executive has duties, responsibilities and interests outside the scope of this Employment Agreement, and except as otherwise provided herein, the Executive is not restricted in pursuing such other duties, responsibilities and interests.

                  3.3 Executive may fulfill, at a minimum, his annual commitment to the United States Navy of approximately thirty (30) business days of Annual Active Duty and twenty-four (24) days of Drill Weekend Training during each calendar year, exclusive of reasonable travel time associated with discharging said obligations. Additionally, Company acknowledges that Executive maintains significant ownership interests in Technology Ventures, Inc. and Palm Valley Ventures, LLC, both of which obligate certain ongoing time and managerial responsibilities.

         4.       COMPENSATION

                  4.1 For all services to be rendered by the Executive during the Employment Period and in consideration of the Executive's representations and covenants set forth in this Agreement, the Executive shall be entitled to the compensation set forth in Paragraph 4.2.

                  4.2 The Executive shall be entitled to receive from the Company during the Employment Period minimum compensation at the rate of Two Hundred Thousand Dollars ($200,000) per annum (the "Salary"). The Executive shall be entitled to such additional increments as shall be determined from time to time by the Board of Directors of the Company. All amounts due hereunder shall be payable in accordance with the Company's standard payroll practices, and shall accrue until the Company has secured initial investments of at least Five Hundred Thousand Dollars ($500,000) (the "Initial Investment"), or has completed its first acquisition, whichever occurs first. It is acknowledged that the Executive's Salary under the Original Employment Agreement has accrued at the rate of One Hundred Eighty Thousand Dollars ($180,000) per annum until May 31, 2002, and as amended on June 1, 2002 at the rate of One Hundred Twenty Thousand Dollars ($120,000) per annum through August 31, 2002. After the Initial Investment closes, the Company shall commence paying all Salary thereafter earned by the Executive, but not the Salary accrued prior thereto, as set forth above. On the earlier of (a) the date (the "Operating Company Acquisition Date") that the Company closes its first acquisition or business combination with an operating financial services company, or (b) the date the Company and/or its parent, PlanetRx.com, Inc., a Delaware corporation ("PlanetRx") has raised an aggregate of One Million Five Hundred Thousand Dollars ($1,500,000) in funding, including without limitation, the Initial Investment and any debt or equity funding obtained by the Company and/or PlanetRx thereafter, the unpaid Salary which accrued under the Original Employment Agreement, and hereunder from the Effective Date until the closing of the Initial Investment, shall be paid immediately in one (1) lump sum.

         5.       REIMBURSEMENT OF EXPENSES

                  The Company shall pay directly, or reimburse the Executive for, all reasonable and necessary expenses and disbursements incurred by the Executive for and on behalf of the Company in the performance of his duties during the Employment Period, during the Employment Period under the Original Employment Agreement, and expenses incurred by Executive on behalf of the Company prior to entry into the Original Employment Agreement (relating to the establishment and operation of the Company, among other things) including, without limitation, all reasonable expenses incurred by the Executive for food, lodging and transportation, if he is required to perform any of his duties away from his primary place of residence. For such purposes, the Executive shall submit to the Company, not less than once in each calendar month, reports of such expenses and other disbursements in form normally used by the Company.

         6.       DISABILITY

                  If, during the Employment Period, the Executive shall, in the opinion of a majority of the members of the Board of Directors of the Company (excluding the Executive), as confirmed by competent medical evidence, become physically or mentally incapacitated to perform his duties for the Company hereunder ("Disabled") for a continuous period of thirty (30 days, then the Company shall have the right, by written notice, to terminate the Executive's employment hereunder as of a date (not less than five (5) days after the date of the sending of such notice) to be specified in such notice. The Executive agrees to submit himself for appropriate medical examination to a physician of the Company's designation as necessary for purposes of this Paragraph 6. In no event shall the Executive be entitled to receive any payments under this Paragraph 6 beyond the expiration or termination date of this Agreement.

         7.       RESTRICTIVE COVENANT

                  7.1 (a) The Executive represents that he has been informed that it is the policy of the Company to maintain as secret all Confidential Information (as hereinafter defined) relating to the Company, including, without limitation, any and all knowledge or information with respect to secret or confidential methods, processes, plans, materials, customer lists or data, or with respect to any other confidential or secret aspect of the Company's activities, and further acknowledges that such Confidential Information is of great value to the Company. The Executive recognizes that, by reason of his employment with the Company, he has acquired and will acquire Confidential Information as aforesaid. The Executive confirms that it is reasonably necessary to protect the Company's goodwill, and, accordingly, hereby agrees that he will not, directly or indirectly (except where authorized by the Board of Directors of the Company for the benefit of the Company or as requested by law, or regulation or applicable legal regulatory or administrative process or by a court of competent jurisdiction), at any time during the term of this Agreement or thereafter divulge to any person, or use, or cause or authorize any person, firm or other entity to use, any such Confidential Information.

                           (b) The Executive agrees that, upon the expiration or
termination of this Agreement for any reason whatsoever, he shall promptly deliver to the Company any material relating to any Confidential Information, Discoveries or Trade Secrets (as hereinafter defined), as well as all memoranda, notes, records, drawings, documents, or other writings whatsoever made, compiled, acquired, or received by the Executive during the term of this Agreement, arising out of, in connection with, or related to any activity or business of the Company including, but not limited to, the customers, suppliers, or others with whom the Company has a business relationship, the arrangements of the Company with such parties, as well as any expansion policies and strategies for the future growth of the Company, and the Executive further agrees that all of the above mentioned items are, and shall continue to be, the sole and exclusive property of the Company, as applicable, and shall, together with all copies thereof, be returned and delivered to the Company within five (5) days of the termination of this Agreement, or at any time upon the Company's demand.

                           (c) For purposes hereof, the term "Confidential
Information" shall mean all information given to the Executive, directly or indirectly, including, but not limited to, all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, floppy disks, CD-ROMS, or any other means of storing electronic data, as well as any electronic or other media or equipment of any kind by the Company and all other information relating to the Company otherwise acquired by the Executive during the course of his employment with the Company, other than information which (i) was in the public domain at the time furnished to, or acquired by, the Executive, or (ii) thereafter enters the public domain other than through disclosure, directly or indirectly, by the Executive or others in violation of an agreement of confidentiality or nondisclosure.

                  7.2 For purposes of this Paragraph 7, the term "Company" shall mean and include subsidiary and any and all other subsidiaries, parents and affiliated entities of the Company in existence from time to time.

         8.       VACATIONS

                  The Executive shall be entitled to reasonable vacations during the Employment Period, the time and duration thereof to be determined by mutual agreement between the Executive and the Company.

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         9.       BENEFITS; PARTICIPATION IN EXECUTIVE BENEFIT PLANS

                  9.1 The Executive and any beneficiary of the Executive shall be accorded the right to participate in and receive benefits under and in accordance with the provisions of any pension, profit sharing, insurance, bonus, deferred compensation, medical and dental insurance or reimbursement or other plan or program of the Company either in existence as of the date hereof or hereafter adopted for the benefit of its executive employees.


                  9.3 During the term of this Agreement, the Company shall provide the Executive with a monthly automobile allowance in a reasonable amount to be mutually determined by the Executive and the Company. Any allowance due the Employee pursuant to the preceding provisions of this paragraph shall accrue until the Operating Company Acquisition Date and shall be paid by the Company monthly thereafter.

         10.      SERVICE AS OFFICER OF SUBSIDIARIES AND PARENT; SERVICE AS
                  DIRECTOR

                  During the Employment Period, the Executive shall, if elected or appointed, serve as (a) an officer of the parent and/or any subsidiaries of the Company in existence or hereafter created or acquired, (b) a Director of the Company and/or any such parent and/or subsidiaries of the Company, in each case without any additional compensation for such services.

         11.      EARLIER TERMINATION

                  11.1 The Executive's employment hereunder shall automatically terminate upon his death.

                  11.2 The Company may terminate this Agreement at its option upon:

                           (a) the Executive's incapacity in accordance with the
provisions set forth in Paragraph 6.l hereof;

                           (b) one (1) day's prior written notice to the
Executive in the event the Company terminates his employment hereunder for cause as set forth in Paragraph 1 hereof;

                           (c) the Executive's voluntarily leaving the employ of
the Company; or

                           (d) at any time within twelve (12) months after a
Change in Control (as hereinafter defined) immediately upon written notice to the Executive without any further liability hereunder to the Executive except to the extent set forth in Section 11.4 hereof. For purposes of this Agreement, the terms "Change of Control" shall mean, except in connection with, or in relation to, a capital raising transaction:

                                    (1) The transfer, through one transaction or
a series of related transactions, either directly or indirectly, or through one or more intermediaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 25% or more of either the then outstanding shares of common stock or the combined voting power of Paragon's then outstanding voting securities entitled to vote generally in the election of directors, or the last of any series of transfers that results in the transfer of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 25% or more of either the then outstanding shares of common stock or the combined voting power of Paragon's then outstanding voting securities entitled to vote generally in the election of directors;

                                    (2) Approval by the shareholders of Paragon
of a merger or consolidation, with respect to which persons who were the shareholders of Paragon immediately prior to such merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company;

                                    (3) The transfer, through one transaction or
a series of related transactions, of more than 50% of the assets of the Company, or the last of any series of transfers that result in the transfer of more than 50% of the assets of the Company. For purposes of this paragraph, the determination of what constitutes more than 50% of the assets of the Company shall be determined based on the most recent financial statement prepared by the Company's independent accountants; or

                                    (4) During any calendar year, individuals
who at the beginning of such year constituted the Board of Directors of Paragon and any new director or directors whose election by the Board of Directors was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the year or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof provided, however, that this provision will not be triggered in the event the Executive votes or causes other stockholders to vote their shares to cause said change to the directorship of the Company.

                  11.3 The Executive may terminate this Agreement at any time within twelve (12) months after a Change in Control, upon thirty (30) days prior written notice to the Company. In such case, the Company will have no further liability hereunder to the Executive, except to the extent set forth in Paragraph 11.4 hereof.

                  11.4 (a) Except as provided below in Paragraph 11.4(b) upon termination of the Executive's employment with the Company, the Company shall have no further obligations to the Executive and the Executive shall be entitled to no further compensation from the Company, except for any pro-rata amounts due to the Executive at such date of termination, as provided for in Paragraph 4.2.

                           (b) In the event this Agreement is terminated by the
Company pursuant to the provisions of Paragraph 11.2(d) hereof or by the Executive pursuant to the provisions of Paragraph 11.3 hereof after the occurrence of a Change of Control, the Executive shall be entitled to receive
(a)
any accrued, but unpaid, Salary, (b) any authorized but unreimbursed business expenses and any vacation or sick leave benefits which have accrued as of the date of termination of the Agreement, but were then unpaid or unused, (c) any accrued but unpaid bonus, and (d) an amount equal to One Hundred (100%) percent of the pro-rated monthly Salary amount payable hereunder for the unexpired Employment Period of the Agreement whether or not the Executive has sought or obtained employment elsewhere after the termination of the Executive's employment pursuant to the provisions of Paragraph 11.2(d) or Paragraph 11.3 hereof. Any amount due the Executive under clauses (a), (b), (c) and/or (d) of this paragraph shall be paid in a lump sum in cash within thirty (30) days after the termination of the Executive's employment hereunder, the Company at its expense shall continue to provide the Executive with the medical and dental benefits set forth in Paragraph 9 above for the unexpired Employment Period of this Agreement whether or not the Executive has sought or obtained employment elsewhere after the termination of the Executive's employment; provided, however, if the Executive obtains employment elsewhere during the aforesaid period, then the Company shall continue to provide the benefits set forth in Paragraph 9 hereof only to the extent the Executive does not receive such benefits in their entirety from the Executive's current employer. Upon payment of the amount, if any, due the Executive pursuant to this Paragraph 11.4(b), the Company shall have no further obligation to the Executive under this Agreement.

                11.5 Upon the termination of the Executive's employment, the Employment Period shall be deemed to have ended. Notwithstanding anything to the contrary herein, in the case of termination because of a Change in Control pursuant to the provisions of Paragraph 11.2(d) or Paragraph 11.3 hereof, the provisions of Paragraph 7 hereof shall continue and remain in full force and effect as if the Employment Period continues to expiration on the original expiration date set forth in Paragraph 1 hereof.

         12.    INJUNCTIVE RELIEF

                The Executive acknowledges and agrees that, in the event he shall violate any of the restrictions of Paragraph 3 or 7 hereof, the Company will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies which it may have at law or in equity. The Executive acknowledges and agrees that, in addition to any other state having proper jurisdiction, any such relief may be sought in, and for such purpose the Executive consents to the jurisdiction of, the courts of the State of Florida.

         13.    NO RESTRICTIONS

                The Executive hereby represents that neither the execution of this Agreement nor his performance hereunder will (a) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which the Executive is a party, or by which he may be bound, or (b) violate any order, judgment, writ, injunction or decree applicable to the Executive. In the event of a breach hereof, in addition to the Company's right to terminate this Agreement, the Executive shall indemnify the Company and hold it harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys' fees) incurred or suffered in connection with or as a result of the Company's entering into this Agreement or employing the Executive hereunder.

         14.      ARBITRATION

                  14.1 Except with regard to Paragraph 12 hereof and any other matters that are not a proper subject of arbitration, all disputes between the parties hereto concerning the performance, breach, construction or interpretation of this Agreement or any portion thereof, or in any manner arising out of this Agreement or the performance thereof, shall be submitted to binding arbitration, in accordance with the rules of the American Arbitration Association (the "AAA"), which arbitration shall be carried out in the manner hereinafter set forth.

                14.2 Within twenty (20) days after written notice by one party to the other of its demand for arbitration, which demand shall set forth the name and address of its arbiter, the other party shall select its arbiter and so notify the demanding party. Within twenty (20) days thereafter, the two arbiters so selected shall select the third arbiter. The decision of any two (2) arbiters shall be binding upon the parties. In default of either side naming its arbiter as aforesaid or in default of the selection of the said arbiter as aforesaid, the AAA shall designate such arbiter upon the application of either party. The arbitration proceeding shall take place at a mutually agreeable location in Jacksonville, Florida or such other location as agreed to by the parties.

                14.3 A party who files a notice of demand for arbitration must assert in the demand all claims then known to that party on which arbitration is permitted to be demanded. When a party fails to include a claim through oversight, inadvertence or excusable neglect, or when a claim has matured or been acquired subsequently, the arbitrators may permit amendment. A demand for arbitration shall be made within a reasonable time after the claim has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim would be barred by the applicable statute of limitations.

                14.4 The award rendered by the arbitrators shall be final, binding and conclusive, and judgment may be entered upon it in accordance with applicable law in the appropriate court in the State of Florida, with no right of appeal therefrom.

                14.5 Each party shall pay its or his own expenses of arbitration, and the expenses of the arbitrators and the arbitration proceeding shall be equally shared; provided, however, that, if, in the opinion of a majority of the arbitrators, any claim or defense was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party

(including reasonable attorneys' fees) and of the arbitrators and the arbitration proceeding against the party raising such unreasonable claim or defense.

         15.    ASSIGNMENT

                This Agreement, as it relates to the employment of the Executive, is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated.

         16.    NOTICES

                Any notice required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given when delivered by hand or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or telecopier as follows:

                If to the Executive:
                         112 Governors Road
                         Ponte Vedra Beach, Florida 32082
                         Telecopier:  (904) 285-0606

                If to the Company:
                         2207 Sawgrass Village Drive
                         Attention: Chairman of the Board
                         Telecopier Number:  (904) 285-2575

                with a copy to:
                         Certilman Balin Adler & Hyman, LLP
                         90 Merrick Avenue
                         East Meadow, New York ll554
                         Attention: Gavin C. Grusd, Esq.
                         Telecopier Number:  (516) 296-7111

or at such other address as any party shall designate by notice to the other party given in accordance with this Paragraph 16.

         17.    GOVERNING LAW

                This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida applicable to agreements made and to be performed entirely in Florida.

         18.    WAIVER OF BREACH; PARTIAL INVALIDITY

                The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision or the part thereof and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction or arbiters, as the case may be, are authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.


         19.    ENTIRE AGREEMENT

                This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement. This Agreement may be amended only by a writing executed by the parties hereto.

         20. WAIVER OF JURY TRIAL. THE COMPANY AND THE EXECUTIVE ACKNOWLEDGE THAT THE RIGHT TO A TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT THE RIGHT MAY BE WAIVED. THE COMPANY AND THE EXECUTIVE EACH KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND WITHOUT COERCION, WAIVE ALL RIGHTS TO TRIAL BY JURY OF ALL DISPUTES BETWEEN THEM. NEITHER THE COMPANY NOR THE EXECUTIVE SHALL BE DEEMED TO HAVE GIVEN UP THIS WAIVER OF JURY TRIAL UNLESS THE PARTY CLAIMING THAT THIS WAIVER HAS BEEN RELINQUISHED HAS A WRITTEN INSTRUMENT SIGNED BY THE OTHER PARTY STATING THAT THIS WAIVER HAS BEEN GIVEN UP. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year above written.

                             PLANETRX.COM, INC.:





                             By: ________________________________________
                                 STEVE BURLESON, CHIEF EXECUTIVE OFFICER


                             EXECUTIVE:





                             -----------------------------
                             PAUL DANNER